                BANK OF BOSTON CORPORATION       EXHIBIT 12(A)
        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the nine months ended September 30, 1996 and 1995 and for the five years ended December 31, 1995 were as follows:

                                   Nine Months Ended Sept. 30,             Years Ended December 31,
(dollars in millions)
                                          1996          1995         1995         1994         1993         1992        1991
                                         -----         -----        -----        -----        -----         ----        ----
Net  income (loss)                     $   449      $    498      $   678      $   542      $   367       $  338      $ (103)
Extraordinary items, net of tax                                                      7                       (73)         (8)
Cumulative effect of changes
     in accounting principles,
     net of tax                                                                                 (24)
Income tax expense (benefit)               341           395          529          422          262          190         (51)
                                         -----         -----        -----        -----        -----         ----        ----
     Pretax earnings (loss)            $   790      $    893      $ 1,207      $   971      $   605       $  455      $ (162)
                                         =====         =====        =====        =====        =====         ====        ====

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                        30            28           38           35           36           37          39

Interest on borrowed funds                 652           816        1,079        1,038          384          352         386
                                         -----         -----        -----        -----        -----         ----        ----

          Total fixed charges              682           844        1,117        1,073          420          389         425
                                         -----         -----        -----        -----        -----         ----        ----

Earnings (for ratio calculation)       $ 1,472      $  1,737      $ 2,324      $ 2,044      $ 1,025       $  844      $  263
                                         =====         =====        =====        =====        =====         ====        ====


Total fixed charges                    $   682      $    844      $ 1,117      $ 1,073      $   420       $  389      $  425
                                         =====         =====        =====        =====        =====         ====        ====

Ratio of earnings to fixed
   charges                                2.16          2.06         2.08         1.90         2.44         2.17         .62
                                         =====         =====        =====        =====        =====         ====        ====

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the year ended December 31, 1991, earnings were insufficient to cover fixed charges. Additional earnings necessary for the year ended December 31, 1991 to bring the ratio of earnings to fixed charges to a one-to-one basis are $162 million.